SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 27, 2021

AB International Group Corp.

(Exact name of registrant as specified in its charter)

Nevada	000-55979	37-1740351
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

48 Wall Street, Suite 1009, New York, NY	10005
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 918-4519

______________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      [ ]

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Item 1.01 Entry into a Material Definitive Agreement.

On January 27, 2021, AB International Group Corp. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with an accredited investor (the “Investor”), whereby Investor purchased from the Company one hundred and sixty one thousand (161,000) shares of Series C Convertible Preferred Stock of the Company (the “Series C Preferred Stock”) for a purchase price of $140,000 (the “Purchase Price”).

The closing occurred on January 28, 2021 After payment of transaction-related expenses, net proceeds to the Company from the sale and issuance of the Series C Preferred Stock totaled $136,500. The Company intends to use the proceeds from the Preferred Stock for general working capital purposes.

Pursuant to the terms of the Purchase Agreement, the Company shall reserve 39,089,529 shares of its authorized and unissued common stock, par value $0.001 per share (the “Common Stock”), free from preemptive rights, to provide for the issuance of Common Stock upon the full conversion of the Series C Preferred Stock held by Investor (the “Reserved Amount”).

Investor may not convert the Series C Preferred Stock to the extent that such conversion would result in beneficial ownership by Investor and its affiliates of more than 4.99% of the issued and outstanding Common Stock of the Company.

The Purchase Agreement contains certain representations, warranties, covenants and events of default. The Closing occurred following the satisfaction of customary closing conditions.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is filed as Exhibit 10.1 hereto.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 3.02 by reference.

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The issuance of the securities set forth herein was made in reliance on the exemption provided by Section 4(a)(2) of the Securities Act for the offer and sale of securities not involving a public offering. The Company’s reliance upon Section 4(a)(2) of the Securities Act in issuing the securities was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there was only one recipient; (c) there were no subsequent or contemporaneous public offerings of the securities by the Company; (d) the securities were not broken down into smaller denominations; (e) the negotiations for the issuance of the securities took place directly between the individual entity and the Company; and (f) the recipient of the securities is an accredited investor.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The disclosures under Items 1.01 and 3.02 of this Current Report on Form 8-K are incorporated into this Item 5.03 by reference.

On January 28, 2019, the Company filed a Certificate of Designation with the Secretary of State of the State of Nevada (the “Certificate of Designation”), which established 1,000,000 shares of the Series C Preferred Stock, par value $0.001 per share, having such designations, rights and preferences as set forth in the Certificate of Designation, as determined by the Company’s Board of Directors in its sole discretion, in accordance with the Company’s Certificate of

Incorporation and Bylaws. The Certificate of Designation became effective with the State of Nevada upon filing.

The shares of Series C Preferred Stock have a stated value of $1.00 per share, are convertible into Common Stock after one hundred and eighty (180) days at a price per share equal to 75% of the average of the lowest three (3) VWAPs for the Common Stock during the ten (10) Trading Day (as defined in the Certificate of Designation) period ending on the last complete Trading Day prior to the Conversion Date (as defined in the Certificate of Designation) (the “Conversion Price”), and earn dividends at the rate of twelve percent (12%) per annum. Upon an Event of Default (as defined in the Certificate of Designation), the Series C Preferred Stock earn dividends at the rate of twenty two percent

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(22%) per annum. The shares of Series C Preferred Stock do not have voting rights, and rank: (a) senior with respect to dividend rights and rights of liquidation with the Common Stock and Series A Preferred Stock; (b) junior with respect to dividends and right of liquidation with respect to the Company’s Series B Preferred Stock; and (c) junior with respect to dividends and right of liquidation to all existing indebtedness of the Company.

The Company may redeem the Series C Preferred Stock in accordance with the terms of the Certificate of Designation prior to the one hundred eightieth (180th ) day following the date of issuance of the Series C Preferred Stock.

The foregoing description of the Certificate of Designation does not purport to be complete and is qualified in its entirety by reference to the Certificate of Designation, a copy of which is filed as Exhibit 3.1 hereto.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
3.1	Series C Preferred Stock Certificate of Designation
10.1	Form of Securities Purchase Agreement

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AB International Group Corp.

/s/ Chiyuan Deng

Chiyuan Deng

President

Date: January 29, 2021

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